Exhibit 23.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC
CERTIFIED PUBLIC ACCOUNTANTS
10544 ALTON AVE NE
SEATTLE, WA  98125
206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
International Endeavors Corporation

We consent to the use of our report dated June 7, 2017 and subsequently dated July 26, 2017 regarding Note 10, with respect to the financial statements of International Endeavors Corporation as of December 31, 2016 and 2015 (restated)  and the related statements of operations, shareholders’ deficit and cash flows for the periods then ended.  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Michael Gillespie & Associates, PLLC
Seattle, Washington
August 2, 2017

/S/ Michael Gillespie & Associates, PLLC